FOR IMMEDIATE RELEASE                                     Tuesday, July 27, 1999

                             WILD OATS MARKETS, INC.
                    REPORTS SECOND QUARTER OPERATING RESULTS;
                 ACQUIRES 11 NATURAL FOODS MARKETS IN SAN DIEGO

The Company will host a conference call to discuss this press release on Wednesday, July 28, 1999 at 9:00 a.m. MDT. To participate, call (212) 346-6475, reservation #12646904. A recorded version of the call will also be available through 5:00 p.m. MDT on Thursday, July 29, 1999 by calling (800) 633-8284 and referencing the reservation # above.

BOULDER, CO - Wild Oats Markets, Inc. ("Wild Oats" or the "Company") today reported operating results for its second fiscal quarter ended July 3, 1999. The Company also announced the pending acquisition of 11 natural foods supermarkets in San Diego.

Sales for the second quarter of 1999 were $135.3 million, an increase of 37% over sales of $98.7 million for the same period in 1998. Sales for the six months were $257.8 million, an increase of 36% over sales of $190.3 million for the same period in 1998. The sales increases reflect the opening or relocation of five stores and the acquisition of 13 stores in the first half of 1999. Comparable store sales increased 8% for the second quarter, based on new, relocated and acquired stores that have been operating longer than 12 months.

Net income for the second quarter of 1999 increased 22% to $3.4 million from $2.8 million, exclusive of non-recurring charges, in the same period in 1998, and diluted earnings per share for the second quarter of 1999 increased 19% to $0.25 from $0.21 per share, exclusive of non-recurring charges, in the same period in 1998. Net income for the six months, exclusive of non-recurring charges, increased 24% to $6.8 million from $5.5 million in the same period in 1998, and diluted earnings per share for the six months, exclusive of non-recurring charges, increased 22% to $0.50 from $0.41 in the same period in 1998.

Commenting on the Company's performance, CEO Mike Gilliland said, "Wild Oats has delivered another strong quarter, and we are particularly pleased with our better-than-expected earnings performance. We expect to continue to accelerate our sales growth through very strong new store openings and successful integration of our recent acquisitions."

Wild Oats has signed an agreement to acquire all of the outstanding stock of Henry's Marketplace ("Henry's"), which operates 11 natural foods markets in San Diego, in a stock-for-stock exchange valued at approximately $46 million. The number of shares issued by Wild Oats in this transaction will be based on the average price of the Company's common stock in the 10 trading days preceding closing, subject to a pricing collar between $26 and $32 per share. The transaction is expected to close on September 1, 1999 and is intended to qualify as a pooling of interests for financial accounting purposes. The Henry's stores average 18,100 square feet and are full-service natural foods supermarkets specializing in produce. The stores will continue to operate under the Henry's name.

Commenting on the acquisition, CEO Mike Gilliland said, "The Henry's stores are an excellent addition to the Wild Oats family of natural foods markets. They have a very loyal customer base, great name recognition and are the premier providers of high-quality, unique, and local produce in the San Diego market. We are very excited about expanding the Henry's concept in San Diego and other cities around the country. With the incremental $100 million in revenues that the Henry's stores will contribute next year, we expect that Wild Oats will be at a billion dollar revenue run-rate by the end of 2000."

The Company has recently located sites for new stores in Southern California, South Florida, and Oregon. Wild Oats currently has 20 sites (17 new stores and three relocations) under development with projected opening dates as follows:

                                  Projected
         Site Name             Opening Date
-------------------------------------------
 1.   Albuquerque, NM                Q3 99
 2.   Madison, NJ                    Q3 99
 3.   Phoenix, AZ                    Q3 99
 4.   Nashville, TN                  Q4 99
 5.   Tulsa, OK                      Q4 99
 6.   West Hartford, CT              Q4 99
 7.   Cincinnati, OH                 2000
 8.   Cleveland, OH (2 sites)        2000
 9.   Kansas City, MO                2000
10.   Long Beach, CA                 2000
11.   Las Vegas, NV                  2000
12.   Oregon                         2000
13.   Reno, NV                       2000
14.   St. Louis, MO (2 sites)        2000
15.   Salt Lake City, UT             2000*
16.   South Florida (2 sites)        2000*
17.   Southern California 2000
18.   Westport, CT                   2000

* Relocation

Wild Oats Markets, Inc. is the second largest natural foods supermarket chain in North America. The Company currently owns and operates 78 stores in 20 states and British Columbia. The Company's shares are traded on the NASDAQ National Market System under the symbol "OATS". For additional information, please contact Mary Beth Lewis, Chief Financial Officer, at (303) 440-5220.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the integration of prior or potential future acquisitions, the timing and execution of new store openings, the impact of competition, and general industry or business trends or events, as well as the other risks detailed from time to time in the Company's SEC reports, including the reports on Form 8-K for the period ended May 29, 1999, Form 10-Q for the fiscal quarter ended April 3, 1999, and the Annual Report on Form 10-K for the fiscal year ended January 2, 1999.

Wild Oats Markets, Inc.
Consolidated Statement of Operations
(In thousands, except per-share amounts)
(Unaudited)

                                                           Thirteen Weeks Ended                     Twenty-Six Weeks Ended
                                                      July 3, 1999         June 27, 1998       July 3, 1999    June 27, 1998
Sales                                               $ 135,337  100.0%     $98,663  100.0%   $ 257,846  100.0%    $ 190,266   100.0%
Cost of goods sold and occupancy costs                 93,150   68.8%      67,877   68.8%     178,006   69.0%      130,824    68.8%
              Gross profit                             42,187   31.2%      30,786   31.2%      79,840   31.0%       59,442    31.2%
Direct store expenses                                  29,712   22.0%      21,948   22.2%      56,819   22.0%       42,249    22.2%
              Store contribution                       12,475    9.2%       8,838    9.0%      23,021    8.9%       17,193     9.0%
Selling, general and administrative expenses            4,338    3.2%       3,532    3.6%       8,269    3.2%        7,007     3.7%
Pre-opening expenses                                      937    0.7%         432    0.4%       1,600    0.6%                  0.5%
                                                                                                                       981
Amortization of goodwill                                  550    0.4%         324    0.3%       1,000    0.4%                  0.3%
                                                                                                                       620
Non-recurring charge                                                          393              10,894    4.2%                  0.2%
                                                                                                                       393
              Income from operations                    6,650    4.9%       4,157    4.2%       1,258    0.5%        8,192     4.3%
Interest expense (income), net                            551    0.4%       (140)   -0.1%         641    0.2%                 -0.3%
                                                                                                                     (524)
              Income before income taxes                6,099    4.5%       4,297    4.4%         617    0.2%        8,716     4.6%
Income tax expense                                      2,723    2.0%       1,693    1.7%         258    0.1%        3,408     1.8%
              Income before cumulative effect of
                 change in accounting principle         3,376    2.5%       2,604    2.6%         359    0.1%        5,308     2.8%
Cumulative effect of change in accounting
   principle, net of taxes                                                                        281    0.1%
              Net income                            $   3,376    2.5%     $ 2,604    2.6%   $      78            $   5,308     2.8%
Basic net income per common share                   $    0.26             $  0.20           $    0.01            $    0.41
Weighted average number of
   common shares outstanding                           13,184              12,997              13,138               12,954
Diluted net income per common share                 $    0.25             $  0.19           $    0.01            $    0.39
Weighted average number of
   common shares outstanding                           13,577              13,488              13,509               13,440
Excluding non-recurring charge and
   cumulative effect of change in accounting
   principle:
Diluted net income per common share                                       $  0.21           $    0.50            $    0.41
Weighted average number of
   common shares outstanding                                               13,488              13,509               13,440